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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                          TeleSpectrum Worldwide Inc.
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                               (Name of Issuer)


                                 Common Stock
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                        (Title of Class of Securities)


                                  87951U 10 9
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                                (CUSIP Number)

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

CUSIP No.   87951U 10 9
          --------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        CRW Financial, Inc. 23-2845501
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [_]
                                                                         (b) [_]
        N/A
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
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                    5  SOLE VOTING POWER

NUMBER OF              6,992,557
SHARES              ------------------------------------------------------------
BENEFICIALLY        6  SHARED VOTING POWER
OWNED BY
EACH                   None
REPORTING           ------------------------------------------------------------
PERSON              7  SOLE DISPOSITIVE POWER
WITH
                       6,992,557
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       None
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,992,557
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                              [X](1)

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        26.7%
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12   TYPE OF REPORTING PERSON*

        CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1.
------

     (a)  Name of Issuer:     TeleSpectrum Worldwide Inc. (the
                              "Company")

     (b)  Address of Issuer's Principal Executive Offices:
                    443 South Gulph Road
                    King of Prussia, Pennsylvania  19406

Item 2.
------

     (a)  Name of Person Filing:  CRW Financial, Inc. ("CRW")

     (b)  Address of Principal Business Office or, if none, Residence:
                    443 South Gulph Road
                    King of Prussia, Pennsylvania  19406

     (c)  Citizenship: United States

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 87951U 10 9

Item 3.   Not Applicable.
------

Item 4.   Ownership
------

     For information concerning the ownership of Common Stock of the Company by CRW, please see Items 5 through 11 of the cover page to the Schedule 13G.

Item 5.   Ownership of Five Percent or Less of a Class.
------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction:   Dissolution of a group requires a response to this item.
               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
------
                               [_]  Not Applicable.
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Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    Security Being Reported on By the Parent Holding Company


          See Exhibit 1 attached hereto for the identification and classification of each of the Reporting Persons.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group
------    Not Applicable.


Item 9.   Notice of Dissolution of Group
------    Not Applicable.


Item 10.  Certification
-------   Not Applicable.


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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 16, 1999
                                                 ------------------------------


                                                 /s/  Jonathan P. Robinson
                                                 ------------------------------
                                                      Chief Financial Officer